EXHIBIT 99

Contact::

Rosanne Palacios

Judy Wawroski

Vice President of Marketing	Vice President
International Bancshares Corporation	International Bancshares Corporation
(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

IBC Announces Record First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—May 7, 2003—International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the first quarter of 2003 of $31.3 million or $1.01 per share - basic ($.99 per share - diluted) compared to $17.4 million or $.53 per share - basic ($.53 per share - diluted) in the corresponding 2002 period. The first quarter earnings represent an 86.8% increase in diluted earnings per share and a 79.7% increase in net income over the corresponding period of 2002.  The increase in net income can be partially attributed to an impairment charge taken by the Company on its investment services unit in the first quarter of 2002 due to the adoption of Statement of Financial Accounting Standards Board No. 142, “Goodwill and Other Intangible Assets.”  The impairment charge totaled $5.1 million, net of tax, and is reported as a cumulative effect of a change in accounting principle.  Also reflected in the first quarter of 2002 is the Company’s share of losses in the amount of $3.7 million, net of tax, recorded by the Aircraft Finance Trust, in which the Company holds a 20% interest.

“I’m extremely pleased with our strong first quarter earnings results,” Nixon said.  “This success, coupled with the Board of Directors’ confidence in the Company’s continued success throughout the year, resulted in a forty-three cents per share cash dividend payment to the shareholders on April 15th, an increase of 34.4% from the cash dividend paid on April 15, 2002, as well as a 25% stock dividend that was approved on April 9th and will be paid on June 16th, to all holders of record as of May 19, 2003.”

Total assets at March 31, 2003 were $6.4 billion compared to $6.5 billion at December 31, 2002.  Total loans at March 31, 2003, were $2.7 billion compared to $2.8 billion at December 31, 2002.  Deposits at March 31, 2003, were $4.3 billion compared to $4.2 billion at December 31, 2002.

IBC is a $6.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 100 facilities and over 200 ATMs serving 34 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml